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[ACS LOGO]                                                          NEWS RELEASE

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FOR IMMEDIATE RELEASE

CONTACTS:

Mark A. King
EVP and Chief Financial Officer
ACS
(214) 841-8007

                      ACS EXTENDS TENDER OFFER FOR BRC HOLDINGS

DALLAS, TEXAS -- December 1, 1998 -- ACS (Affiliated Computer Services, Inc.,
NYSE: ACS) today announced that it has extended its tender offer for 8,704,238 shares of the common stock of BRC Holdings, Inc. (NASDAQ: BRCP) to 12:00 Midnight, New York City time, on Monday, December 14, 1998. The extension is in anticipation of a ruling by the Delaware Chancery Court approving the form and substance of additional information to be sent to BRC's stockholders regarding the tender offer as required by the court in connection with its previously announced decision to deny the motion of Matador Capital Management Corp. to enjoin the tender offer except insofar as it sought to require the dissemination of the above referenced information. It is expected that such information will be sent to BRC's stockholders immediately after the court approves the additional disclosure.



As of today, 6,194,131 shares of BRC stock had been tendered pursuant to the tender offer and not properly withdrawn.



ACS is based in Dallas, Texas, and has operations primarily in North America, as well as Central America, South America, Europe and the Middle East. ACS provides a full range of business services including technology outsourcing, business process outsourcing, electronic commerce, professional services and systems integration. The Company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS." Visit ACS on the Internet at www.acs-inc.com.


BRC Holdings Inc., based in Dallas, Texas, is an information technology services firm with 30 years experience providing consulting, project management, technical support and system services that enable its clients to achieve their strategic and operational objectives. BRC specializes in information technology outsourcing, consulting, information systems, and document management. For more information about BRC, visit the company's web site at www.brcp.com.